Exhibit 4.19

LICENSE AND DISTRIBUTION AGREEMENT

between

MEDIFOCUS INC

and

MEDIFOCUS HOLDING LIMITED (BVI)

-ii-

LICENSE AND DISTRIBUTION AGREEMENT

This LICENSE AND DISTRIBUTION AGREEMENT is effective as of the 8th day of November 2013, by and between MEDIFOCUS INC, an Ontario, Canada corporation having a principal place of business at 10240 Old Columbia Road Suite G Columbia, Maryland U.S.A. 21046 (“Medifocus”), and Medifocus Holding Limited, a Company incorporated in the British Virgin Islands, having a registered address at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“JV”).

WHEREAS, Medifocus has purchased the Prolieve system from Boston Scientific;

WHEREAS, Ideal Concept Group Limited (“ICG’”) possesses extensive experience and capabilities in the development, clinical testing, regulatory approval, promotion and marketing of biomedical products in China, Hong Kong and Taiwan;

WHEREAS, Medifocus and ICG have formed JV to develop and commercialize Prolieve in Asia Pacific (Excluding India); and

WHEREAS, JV desires to obtain the exclusive right to perform clinical testing, seek regulatory approval for, and to commercialize Prolieve in Asia Pacific, and Medifocus desires to grant such rights to JV, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Medifocus and JV, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Approve or Approval” means the prior written consent of a party.

“BPH” means benign prostatic hyperplasia.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United States.

“Catheter Kit” means the single-use disposable components of the PROLIEVE System.

“Change of Control” means that an entity, other than Medifocus, ICG or an Affiliate of either of them, shall have become the beneficial owner of securities representing 51% or more of the aggregate voting power of the then outstanding securities of JV or any sale by JV of all or substantially all of its assets.

“CFDA” means China Food and Drug Administration of the People’s Republic of China.

“Commercially Reasonable Efforts” means with respect to the JV’s obligations under this Agreement to develop or commercialize the Products, the level of efforts required to carry out such obligations in a sustained manner consistent with the efforts medical device/biopharmaceutical companies devote to a product of similar market potential, profit potential or strategic value resulting from their own research efforts, based on conditions then prevailing.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by Medifocus or JV (the “Disclosing Party” to the other (the “Receiving Party”) in furtherance of this Agreement, irrespective of the manner in which the Disclosing Party disclosed such information, including but not limited to, substances, formulations, compositions, procedures, techniques, methodology, processes, protocols, models, specifications, software, equipment, plans, design, testing and manufacturing data, reports, correspondence, know-how, manufacturing documentation and sources of supply.

“Control Unit” means the reusable capital equipment component of the PROLIEVE System.

“Copyrights” means copyrights in works of authorship of any type owned by or licensed to Medifocus as of the date hereof and/or obtained by Medifocus during the Term of this Agreement, including mask works, computer software, programs and databases, registrations and applications for registrations thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Cost of Goods” means total landed cost of Products, as invoiced by the manufacturer of the Products, calculated on a quarterly basis, less any volume rebates, manufacturing trade discounts, or other applicable discounts, allowances or similar items.

“Excluded Markets” means all countries in the world outside the Territory.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“Foreign Regulatory Authority” means a Regulatory Authority other than the SFDA.

“Gross Margin” means Net Sales less the Cost of Goods.

“Improvements” means any additions, developments, enhancements, updates and other changes in the Products or any components thereof, including any extensions of the label claims for any Products and any new designs for any Product.

“Intellectual Property” means all intellectual property rights, whether owned or licensed, including (i) United States and non-United States patents and patent applications, divisions, continuations, continuations-in-part, reissues or extensions thereof, (ii) trademarks, whether registered or unregistered and applications for registration thereof, (iii) copyrights, whether registered or unregistered and applications for registration thereof, and (iv) trade secrets, know-how, technology, proprietary information and data, including without limitation, substances, formulations, procedures, plans, methods, processes, source codes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, and products, compositions and procedures.

“Launch Date” means the date of the first commercial shipment of a Product to JV’s customer or designated delivery point, as applicable.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Net Sales” means the quarterly gross sales revenues generated from sales of Products in the Territory, less the amount equal to (1) trade and/or quantity discounts actually allowed, sales value added or other excise taxes and import duties of a similar nature paid and invoiced to the customers, (3)amounts repaid or credited by reason of purchase charge-backs or rebates and (4) charges for freight, insurance, handling and transportation separately invoiced.

“Other Medifocus Products” means any products developed by Medifocus from its Intellectual Property other than the Products, and all Improvements to any of the foregoing.

“Patents” means all United States and non-United States patents and patent applications, divisions, continuations, continuations-in-part, reissues, or extensions thereof owned by or licensed to Medifocus as of the date hereof, as specifically set forth on [Exhibit ], and/or obtained by Medifocus during the term of this Agreement,.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity.

“Products” mean (i) the PROLIEVE System, any of its component products (including, without limitation, the Control Unit and the Catheter Kit); (ii) any BPH products developed by Medifocus from its Intellectual Property, and all Improvements to any of the foregoing.

“Product Approvals” means, for any country or other jurisdiction in the Territory, those approvals, licenses, registrations or authorizations of any Regulatory Authority required for the importation, exportation, promotion, pricing, manufacture, distribution, marketing, use or sale of a Product in such country or other jurisdiction.

“Product Specifications” means, for a Product, the specifications and performance requirements established by Medifocus, as such specifications may be amended or supplemented from time to time in accordance herewith.

“Proprietary Rights” means all proprietary rights and interests of every nature, whether now existing or hereafter arising, including Copyrights, Trademarks, Trade Secrets and Patents, in, to, related to, or covering any Intellectual Property associated with any Products, or incorporated into any Product, including those relating to their manufacture, sale, use or design.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

“Term” means the period of five (5) years from the date of SFDA Approval.

“Territory” means all of Asia Pacific except for India.

“Trademarks” means the trademarks used with respect to any of the Products, as more specifically described on Exhibit A attached hereto, and any additional trademarks owned or controlled by Medifocus that may be used from time to time with respect to the Products.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information owned by or licensed to Medifocus as of the date hereof and/or obtained by Medifocus during the Term of this Agreement, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, scientific, clinical and technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Year” means the one-year period beginning on the first day of the Term and ending on the anniversary thereof, and each successive one-year period thereafter during the term of this Agreement.

ARTICLE II

MARKETING AND DISTRIBUTION

SECTION 2.01 Grant of Rights. Subject to the terms and conditions set forth in this Agreement, Medifocus hereby grants to JV the sole and exclusive right, license and privilege to (i) perform all necessary clinical testing of the Products within the Territory, (ii) seek all Product Approvals of the Products from all Regulatory Authorities within the Territory, and (iii) to market and distribute the Products within each country or jurisdiction in the Territory during the Term.

SECTION 2.02 Performance. During the Term, JV shall use Commercially Reasonable Efforts at its sole cost and expense to (i) perform all necessary clinical testing of the Products within the Territory, (ii) seek all requisite Product Approvals of the Products from all Regulatory Authorities within the Territory, and (iii) market and distribute each Product, for which all requisite Product Approvals have been obtained, within each country or jurisdiction in the Territory. In the event that Approval of the Product has not been received in at least one country within the Territory within three years of approval of the Product by the FDA Medifocus will have the right to terminate the JV’s distribution rights to the Product for failure to meet a performance milestone. JV shall consult with Medifocus on a regular basis and receive the Approval of Medifocus with respect to all significant business decisions concerning the testing, approval and marketing of each of the Products in the Territory, in accordance with the terms and provisions set forth in this Agreement, including the price, other terms and promotion thereof. No later than two (2) months prior to the anticipated Launch Date of a Product in the Territory, JV shall submit to Medifocus for its Approval a marketing plan and budget detailing JV’s projected activities to commercialize the Product in the Territory and including performance and sales milestones which shall be mutually agreed to by the parties. Thereafter, on or before each anniversary date of the Launch Date of the Product, JV shall update and revise the marketing plan and budget and submit it to Medifocus for its Approval.

SECTION 2.03 Competitive Products. JV agrees that, during the Term, JV shall not test, seek approval for, market, sell or otherwise distribute in the Territory, any technology, therapy or product that is competitive with any Product.

SECTION 2.04 Exclusivity. During the Term of this Agreement, Medifocus shall not enter into any joint venture, development, distribution, license or similar agreement with respect to any Product, or the application of any of the Proprietary Rights in the treatment of Persons, with any Person other than JV, in the Territory. Nothing contained herein shall restrict Medifocus from entering into such an agreement with respect to any Products or Proprietary Rights in any Excluded Market.

SECTION 2.05 Services Provided by JV. JV shall be solely responsible for delivering and installing each Product (as required) at its customers’ sites, and training its customers’ staff to operate, use and service the Products safely and effectively on an on-going basis.

SECTION 2.06 Training Advice and Assistance. Medifocus shall, at JV’s sole cost and expense provide reasonable technical assistance, materials and training regarding the Products for JV’s representatives in order for JV to provide the services set forth in Section 2.05, and to assist JV in marketing the Products, including such information as is necessary or appropriate for JV to prepare such other manuals, promotional materials and warning labels deemed necessary or appropriate by JV.

SECTION 2.07 Medifocus’ Development Efforts. During the term of this Agreement, Medifocus shall continue to use its Commercially Reasonable Efforts to initiate, pursue, advance and develop (including, without limitation, through continuing research and development) the Products and the Proprietary Rights for commercialization worldwide, including the United States. Medifocus shall keep JV regularly informed of Medifocus’ development plans and manufacturing activities, and shall consult with JV in good faith regarding such plans and activities.

SECTION 2.08 Service Capability. Prior to the launch of any Product in the Territory, JV shall establish internally, or enter into an outsourcing agreement for, a service capability to support any warranty claims with respect to the Products, on terms, conditions and procedures Approved by Medifocus.

SECTION 2.09 Development and Distribution of Other Medifocus Products. The parties acknowledge and agree that Medifocus is working towards developing Other Medifocus Products. Medifocus is committed to engaging JV in negotiation for the distribution right of any Other Medifocus Products under the same spirit. Medifocus shall make reasonable effort to provide JV with first right of refusal when Medifocus seeks out partners within the Territory.

ARTICLE III

TERMS OF SUPPLY

SECTION 3.01 Supply Forecasts. During the Term, JV shall provide to Medifocus, on a quarterly basis, a six-month forecast of expected orders of each Product beginning with the month following the month in which the forecast is delivered.

SECTION 3.02 Orders. All orders of Products shall be on JV’s standard form of purchase order used by JV from time to time.

SECTION 3.03 Product Specifications; Packaging and Labeling. All Products sold by JV hereunder shall be in full compliance with the Product Specifications established by Medifocus and approved by the Regulatory Authorities in the Territory, and shall be ready for use and operation by the end-user, including all packaging, labeling, instructions-for-use and sterilization as approved by Medifocus. Subject to all applicable Regulatory Authority requirements, all Products shall be labeled (including bar coding/UPN numbers) in accordance with the procedures specified from time to time by Medifocus, and Medifocus shall have final approval over all packaging and labeling for Products and all reasonable costs of implementing all requests for changes (regardless of reason) to the packaging and labeling of the Products shall be borne by JV. JV maintains the right to overlabel Products as it deems necessary but shall not utilize Trademarks except in accordance with Article V, and shall provide Medifocus with copies of any additional labels used by JV. If either party becomes aware of any information about any Product indicating that it may not conform to the Product Specifications then in effect, or that there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, it shall promptly notify the other party. The parties shall discuss in good faith the appropriate course of action, including recall of the Product in accordance with the provisions of Section 4.04, if necessary.

SECTION 3.04 Changes. JV shall not make any changes to any Product (including its manufacturing process or labeling) or to the Product Specifications, unless Approved by Medifocus, except to the extent required by Law, provided, that, if Medifocus should agree to redesign any Products, all agreed redesign costs incurred by Medifocus shall be reimbursed by JV. JV shall notify Medifocus not less than thirty (30) days in advance of any change to the Product Specifications required to be made under applicable Law. Medifocus shall own exclusively all right, title and interest in any modifications or enhancements to the Products so developed or redesigned, including any new Products and Improvements derived therefrom.

ARTICLE IV

REGULATORY APPROVALS AND COMPLIANCE

SECTION 4.01 General. JV shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product Approvals) that Medifocus and JV mutually agree are necessary or useful to promote and sell the Products in the Territory, and shall pursue all such requirements and approvals necessary and useful to promote and sell the Products in the Territory, at JV’s sole cost and expense. JV shall promptly notify Medifocus and provide to Medifocus a copy or transcription, if available, of any communication from the CFDA and any Foreign Regulatory Authority relating to the Products, the marketing thereof or any related matter (including copies of all Product Approvals). JV shall consult with Medifocus regularly in pursuing all regulatory requirements and approvals (including all Product Approvals), and shall consult with and receive the Approval of Medifocus for all protocols, methodologies and designs of clinical trials, to be utilized by JV in its regulatory and clinical trial plans for the Territory, prior to implementation and execution thereof, and after completion of any clinical trial, shall provide Medifocus with a written report summarizing the results of such trial and a copy of all documentation related to such trial as requested by Medifocus. All regulatory approvals (including all Product Approvals) shall be obtained in the name of Medifocus. Medifocus may from time to time provide JV with support in obtaining any regulatory approval (including any Product Approval), provided that JV shall reimburse Medifocus for all reasonable costs and expenses (including the cost of personnel occupied) incurred by Medifocus in providing such support. Notwithstanding the foregoing, in the event that this licensing and distribution agreement is terminated, the party that initiated the termination shall bear all cost arise from regulatory applications and requirements plus ten percent (10%) to compensate for the JV’s services.

SECTION 4.02 Data. JV shall provide to Medifocus copies of its existing scientific, medical, technical and other data related to the Products to support JV’s marketing activities. JV shall update the data submissions it makes under this Section 4.02 and provide Medifocus with all new data promptly after the same is developed, assembled or comes to the attention of JV. JV shall also periodically (and in any event, no less frequently than once per calendar quarter) provide Medifocus with a written report summarizing the progress of all clinical trials with respect to any Product.

SECTION 4.03 Traceability Program. JV shall be responsible for maintaining medical device vigilance systems in the Territory as required of a distributor of products such as the Products by local regulations, and shall provide Medifocus with reasonable access to such records. Each party shall inform the other promptly if it becomes aware of any medical complaint required to be reported to any Regulatory Authority in the Territory.

SECTION 4.04 Recalls.

(a) Notwithstanding anything in this Agreement to the contrary, JV shall have the right to manage any recall of a Product within the Territory, provided that JV shall consult with and receive the Approval of Medifocus with respect to the manner, process and timing of the actions to be taken in connection with such recall, and the obligations of the parties in Sections 4.04(b) and (c) are subject to such right.

(b) If, in the judgment of Medifocus or JV, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, Medifocus may undertake such recall or issue such advisory letter after consultation with JV and JV may undertake such recall or issue such advisory letter after consultation with Medifocus and receipt of Medifocus’ Approval with the respect to the manner, process and timing thereof. The parties shall also endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement shall not be a precondition to implementing any action necessary to protect users of the Products or to comply with any applicable governmental orders or mandates. The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. JV shall be solely responsible for the costs of effecting such recall or issuing such advisory letter, including costs related to return of recalled Products, provided, that if such recall or advisory letter result from a design defect in the Product, Medifocus shall be responsible for the costs of effecting such recall or advisory letter.

(c) In the event of a recall of any Product, JV shall correct or cause its manufacturers, as applicable, to correct any deficiency relating to the manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable, and shall, upon agreement with Medifocus, either, at JV’s cost (and seek reimbursement from Medifocus if such recall is due to a design defect of the Product), replace each unit of the Product recalled (including units held in inventory by JV or its customers) with a corrected Product within a reasonable period of time, or refund the purchase price therefor.

SECTION 4.05 Notices. Each of Medifocus or JV shall notify the other immediately if it becomes aware of any issue with a Product, including its testing, manufacture, labeling, packaging or use, occurring within the Territory or outside of the Territory, including any issue relating to regulatory compliance, unusual or unexpected reactions or events, malfunctions, safety or efficacy of or attributable to any Product. Without limiting the generality of the foregoing, each of Medifocus or JV shall notify the other immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product) or any malfunction of a Product occurring within the Territory or outside of the Territory.

SECTION 4.06 Compliance with Laws. JV shall comply with all applicable Laws pertaining to the testing, manufacturing, labeling or packaging of the

Products, and in any other manner pertaining to the performance by JV of its obligations under this Agreement, including the import, export, distribution, sales and marketing of the Products, maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Without limiting the generality of the foregoing, JV shall (i) report to the SFDA and every applicable Foreign Regulatory Authority within any relevant time periods all events that are required to be reported (including any death or serious bodily injury caused by a Product); and (ii) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to the CFDA and every applicable Foreign Regulatory Authority.

SECTION 4.07 Manufacturing Requirements.

(a) Unless otherwise approved by Medifocus, JV shall have all Products manufactured by manufacturers who are currently manufacturing Products for Medifocus on such terms and conditions acceptable to both JV and Medifocus, including that (i) notwithstanding any prior inspection or payments, all Products shall be subject to final inspection and acceptance at JV’s designated destination point within sixty (60) days after delivery, (ii) without prejudice to any other right or remedy of JV, in case any item is defective in material or workmanship, or otherwise not in conformity with the Product Specifications, Product Approvals or the requirements of JV’s order, JV shall have the right to reject it, (iii) any item that has been rejected must be replaced by and at the expense of manufacturer promptly after notice, (iv) JV shall not be required to pay for any rejected item, or its shipping costs or any other costs related thereto, and (v) that JV shall return all rejected Products to manufacturer at manufacturer’s expense.

(b) JV shall be responsible for ensuring that all manufacturers utilized by JV shall manufacture Products in accordance with (a) the Product Specifications, (b) applicable regulations relating to Good Manufacturing Practices and similar protocols required by applicable Laws (“GMP”), quality system regulations of the FDA or CFDA (“QSR”), including master device and lot history records, and ISO 9001 and EN 46001 requirements, (c) other pertinent rules and regulations of the FDA and any Foreign Regulatory Authorities in other applicable jurisdictions and (d) JV’s quality assurance requirements. Upon the request of Medifocus, JV shall provide Medifocus with written evidence of compliance with the criteria set forth in the preceding sentence. If the manufacturer is someone other than Medifocus’ manufacturer of Products, JV shall maintain or cause to be maintained registration of each facility in which any Product is manufactured as a certified medical device manufacturing facility and shall maintain such facility registration with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would comply with GMP and QSR.

SECTION 4.08 Medifocus Inspection Rights.

(a) Medifocus shall have the right to have its representatives present at the plants and production facilities relating to or used in connection with the manufacture of the Products during normal business hours to conduct an initial inspection and periodic inspections of such plants and facilities and the manufacturing procedures for compliance with GMP and QSR, the Product Specifications, and JV’s quality assurance requirements, and to inspect JV’s inventory of Products and such other matters as may be pertinent to proper quality assurance of the Products to be delivered hereunder. Medifocus agrees to give JV a minimum of seven Business Days’ prior notice of any such inspection. JV shall promptly use its best efforts to take such action as is required to correct (or cause the correction of) any deficiencies identified by Medifocus relating to the production of any Product.

(b) JV agrees to assist Medifocus in arranging visits and inspection of the plants or production facilities at which JV’s vendors manufacture any component, material, sub-assembly or service for any Product. JV may not outsource manufacturing of any Product or any sub-components of any Product, or change any supplier, including engaging a new supplier or changing an existing supplier, for any component material, sub-assembly or service relating to any Product without the prior written Approval of Medifocus (which Approval shall be in the sole and absolute discretion of Medifocus).

SECTION 4.09 Regulatory Audit. JV shall permit authorized representatives of any Regulatory Authority to inspect JV’s plant and production facilities relating to or used in connection with the manufacture of the Products and shall promptly notify Medifocus when JV receives notice of any such inspection. JV shall advise Medifocus of the findings of any regulatory inspection and shall take the steps necessary to correct promptly any compliance deficiencies found by the Regulatory Authority relating to the manufacture of the Products. JV further agrees to use its best efforts to provide to Medifocus such documentation or conduct such analyses as Medifocus may reasonably request in connection with any regulatory submission or audit.

SECTION 4.10 Clinical Trials. Prior to conducting any clinical trial programs in the Territory, JV shall review with and receive the Approval of Medifocus with respect to the selection of clinical sites, protocols, methodologies and designs of clinical trials to be conducted with respect to any of the Products. JV shall, at its own expense, be responsible for conducting and managing all clinical trial programs in the Territory necessary or desirable in order to fulfill JV’s obligations under this Agreement.

SECTION 4.11 Complaints. JV shall perform complaint evaluations in order to investigate the cause of any complaints with respect to any aspect of the Product or its performance, or with respect to any services provided by JV pursuant to Section 2.05, and to determine any required corrective actions. JV shall maintain records of such investigations as required by GMP. JV shall within seven (7) days from the time it receives a complaint, provide Medifocus with written notification of any such complaint, including information regarding the nature of the complaint and the corrective action to be taken and any other information requested by Medifocus, perform a complete investigation in response to any complaint including a root cause analysis, and formulate corrective action recommendations to address the issues raised by such complaint. JV shall complete all corrective actions (including corrective actions requested by the other party), within ninety (90) days of such corrective actions being identified or requested, as the case may be.

ARTICLE V

INTELLECTUAL PROPERTY

SECTION 5.01 License. Subject to the terms and conditions of this Agreement and subject to limitations contained in the license agreements pursuant to which Medifocus was granted rights in certain of its Intellectual Property, during the Term of this Agreement, Medifocus hereby grants JV an exclusive license with respect to all of its Proprietary Rights, solely to perform clinical tests, obtain Product Approvals from all Regulatory Authorities, and to market, distribute, have distributed, import, export, use, sell, and offer to sell the Products, in the Territory. Nothing contained herein shall limit in any way, and Medifocus shall retain the unconditional, exclusive right to perform clinical tests, obtain approvals from Regulatory Authorities, and to market, distribute, have distributed, import, export, use, sell, and offer to sell the Products, in the Excluded Markets. JV shall not sub-license the rights or obligations granted pursuant to this Section 5.01 without the Approval of Medifocus or the Approval of any licensor from whom Medifocus licenses certain of its Intellectual Property.

SECTION 5.02 Prosecution of Patents. Medifocus shall retain all rights, and shall be solely responsible for the filing, prosecution and maintenance of all Patents relative to its Proprietary Rights and each Product, both within the Territory and with respect to countries in the Excluded Market and in no event shall JV assert any right to file, prosecute or maintain any Patent. JV agrees to fully cooperate with Medifocus in the completion of all necessary applications and filings for such Patents and agrees to reimburse Medifocus for all costs, fees and expenses incurred by Medifocus in obtaining a Patent, relating to a Product, in the Territory. JV shall promptly inform Medifocus of any patents, information or proceeding of which JV becomes aware, that relate to Patents or patent applications filed by Medifocus with respect to any Proprietary Rights or Products, and that may adversely impact the validity, title or enforceability of such Patents or patent applications.

SECTION 5.03 Obligation to Obtain Third Party Approvals. Medifocus shall obtain all necessary consents and approvals to effectuate the licenses granted pursuant to Section 5.01.

SECTION 5.04 Trademark License.

(a) Medifocus hereby grants JV a license to use the Trademarks solely in connection with the testing, marketing, distribution, import, export, use, offer to sell and sale of the Products in the Territory during the Term of this Agreement. Medifocus shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform JV of any changes in or additions to the Trademarks. JV acknowledges that Medifocus is the owner of the Trademarks and agrees that JV shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership. JV agrees that all use of the Trademarks by JV shall inure to the benefit of and be on behalf of Medifocus and that nothing in this Agreement shall give JV any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement. JV agrees that it will not challenge the title or ownership of the Trademarks by Medifocus or attack or contest the validity of the Trademarks.

(b) JV shall not be obligated to use the Trademarks in connection with the marketing, distribution, import, export, use, offer to sell and sale of any Product; provided, however, that if JV does not use a Trademark, then Medifocus shall have the right to Approve the product name and trademarks proposed to be used by JV with respect to the Products, which Approval shall not be unreasonably withheld or delayed. JV shall provide to Medifocus for its Approval copies of its promotional and marketing materials prior to their public release. If JV requests that Medifocus Approve JV’s use of any of JV’s marks solely and exclusively in connection with the promotion, marketing, sale or distribution of the Products (the “Product Marks”) in the Territory, and Medifocus Approves the use of any such Product Marks, such Product Marks shall be owned by Medifocus and included in the grant of license under Section 5.04(a) and (b).

SECTION 5.05 Infringement of Owned Licensed Technology.

(a) In the event that either party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of Medifocus’ Proprietary Rights, such party shall notify the other party in writing promptly of such actual or threatened infringement or misappropriation and provide the other party with any available evidence of such actual or threatened infringement or misappropriation.

(b) Medifocus, at its expense, shall have the first right to commence, prosecute and settle or otherwise compromise any dispute, action, suit or proceeding (“Proceeding”) involving or against any other Person believed to have infringed or misappropriated any of Medifocus’ Proprietary Rights. In the event that Medifocus institutes a Proceeding in the Territory with respect to infringement or misappropriation, JV shall have the right to join, at JV’s sole cost and expense, in such Proceeding.

(c) In the event Medifocus does not institute a Proceeding to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation of Medifocus’ Proprietary Rights in the Territory within sixty (60) days of the date of receipt by Medifocus of a written demand from JV, then JV, may institute a Proceeding with respect to the actual or threatened infringement or misappropriation, at JV’s sole cost and expense. If required by Law, Medifocus shall permit any action under this Section 5.05(c) to be brought in its name, including being joined as party-plaintiffs.

(d) In the event a party brings an infringement action pursuant to this Section 5.05, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney.

(e) With respect to any Proceeding instituted by Medifocus under Section 5.05(b), any recovery shall belong exclusively to Medifocus. With respect to any Proceeding instituted by JV under Section 5.05(c), any recovery shall belong exclusively to JV.

SECTION 5.06 Infringement of Sublicensed Proprietary Rights. In the event that any party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any sublicensed Proprietary Rights, such party shall notify the other party in writing promptly of such actual or threatened infringement or misappropriation and provide the other party with any available evidence of such actual or threatened infringement or misappropriation. Medifocus shall use its Commercially Reasonable Efforts to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation, including promptly informing the owner of the relevant sublicensed Proprietary Rights and working with such owner to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation.

SECTION 5.07 Intellectual Property Infringements. Notwithstanding anything in this Agreement to the contrary, in the event an Intellectual Property infringement or misappropriation suit is brought against JV where JV’s marketing, use, sale, offer to sell, import, export and/or distribution of Products is alleged to be infringing or misappropriating any third party’s Intellectual Property, JV shall promptly advise Medifocus of such action and Medifocus shall, at its sole cost and expense defend such action and indemnify JV from and against any and all Losses (as defined herein) arising from such alleged infringement or misappropriation, provided that Medifocus shall have no obligation to indemnify JV if the alleged infringement or misappropriation arises out of JV’s breach or non-compliance with any of the provisions of this Agreement. JV shall have the right to participate in any such suit, at its option and expense, but in all events shall be obligated to reasonably cooperate with Medifocus in such suit, including if required, furnishing Medifocus a power of attorney. If Medifocus is unable to procure a license from a third party owning or controlling rights that would be infringed or misappropriated by JV’s marketing, use, sale, offer to sell, import, export and/or distribution of Products on commercially reasonable terms, Medifocus shall so notify JV and JV shall discontinue its marketing, use, sale, offer to sell, import, export and/or distribution of Products.

ARTICLE VI

COMPENSATION

SECTION 6.01 Purchase of Catheters and Control Units. The JV will purchase Catheter Kits and Control Units directly from Medifocus, and will pay Medifocus an amount equal to the actual documented costs of manufacturing and delivering the Catheter Kits and Control Units to JV’s designated destination plus ten percent (10%).

SECTION 6.02 Sale Royalties.

(a) the Term of this Agreement, JV shall pay Medifocus a royalty equal to five percent (5%) of the first Ten Million Dollar (USD 10,000,000) in Net Sales generated by the Catheter Kits and Control Units. Royalties on Net Sales above Ten Million Dollar (USD 10,000,000) will be charged at a rate equal to 3 percent (3%).

(b) Unless otherwise agreed by the parties, during the Term of this Agreement, JV shall also pay Medifocus seven and one half percent (7 1⁄2%) of the Net Sales generated by all Other Medifocus Products.

SECTION 6.03 Payment Reporting. JV will submit a quarterly report, for each quarter ending March 31, June 30, September 30 and December 31, to Medifocus of all sales of Products within the Territory, no later than thirty (30) days after the last day of each quarter. All amounts payable to Medifocus under Section 6.02 of this Agreement shall be accompanied by a summary statement showing the calculation of the royalty payments with reasonable supporting detail. Medifocus shall have the right, at its own expense, upon five (5) days prior written notice to have a certified public accountant examine the books and records of JV to verify the calculation of royalty payments, both at the premises of JV and elsewhere. In addition to the repayment of any discrepancy discovered by accountant, if the accountant discovers that the royalty payments have been underpaid by 5% or more, the JV shall bear the reasonable cost of the accountant.

SECTION 6.04 Payment. All payments, including payment for products and royalties due under Section 6.02 above, will be payable in Dollars (U.S.) either within sixty (60) days after the close of the quarter in which the royalties were generated or within sixty (60) days of receipt of invoice therefor. All such payments will be made by international wire transfer to a bank designated by Medifocus.

SECTION 6.05 Taxes. Medifocus shall be solely responsible for any and all taxes levied on account of amounts it receives under this Agreement.

SECTION 6.06 Blocked Currencies. In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, JV shall pay Medifocus in local currency by deposit in a local bank designated by Medifocus.

SECTION 6.07 Foreign Exchange. For the purpose of computing Net Sales for Products sold in a currency other than Dollars (U.S.), such currency shall be converted into Dollars using the average monthly rate of exchange at the time for such currencies as set forth in the on-line edition of the Wall Street Journal (http://www.interactive.wsj.com).

ARTICLE VII

CONFIDENTIALITY

SECTION 7.01 Confidentiality. During the term of this Agreement and thereafter for so long as such Confidential Information remains proprietary and confidential to the Disclosing Party, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, Medifocus and JV hereby shall return to the other, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other of such destruction.

SECTION 7.02 Release from Restrictions. The provisions of Section 7.01 shall not apply to any Confidential Information disclosed hereunder that:

(a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated Person rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d) is legally required to be disclosed to the CFDA, FDA or other Regulatory Authority; or

(e) a Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 7.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 7.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its Commercially Reasonable Efforts to obtain assurances that confidential treatment shall be accorded such information.

SECTION 7.03 Public Announcements and Publications. Except as required by Law or by the requirements of any securities exchange on which the securities of Medifocus or JV are listed, neither Medifocus nor JV shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the Approval of the other, and Medifocus and JV shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SECTION 8.01 Mutual Representations and Warranties. Each of Medifocus and JV hereby represents and warrants to the other as of the date hereof as follows:

(a) the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party;

(b) this Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent conveyance laws) and (ii) the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, or injunctive relief;

(c) such party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of such party, (ii) conflict with or violate any Law or governmental order applicable to such party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such party’s shares of common stock or preferred stock or any of the party’s assets or properties is bound or affected;

(d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement;

(e) the regulatory data it provides to the other party is complete and accurate in all material respects; and

(f) in the course of the development and commercialization of the Products, such party shall not have used during the Term of this Agreement, any employee or consultant that has been debarred, or to such party’s knowledge is the subject of debarment proceedings, by the FDA, SFDA or any other Regulatory Authority.

SECTION 8.02 Medifocus Representations and Warranties. Medifocus hereby represents and warrants to JV as of the date hereof as follows:

(a) to Medifocus’ knowledge, the transactions contemplated hereby do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person;

(b) to Medifocus’ knowledge, the Proprietary Rights are valid and enforceable and not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling that would impair the validity or enforceability of any such Proprietary Rights;

(c) Medifocus is the exclusive owner of the entire and unencumbered right, title and interest in and to its owned Proprietary Rights, and is entitled to use and license the sublicensed Proprietary Rights subject only to the terms of license agreements with respect to such sublicensed Proprietary Rights.

SECTION 8.03 DISCLAIMERS; LIMITATION ON LIABILITY.

(a) JV UNDERSTANDS THAT THE PRODUCTS AND PROPRIETARY RIGHTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT MEDIFOCUS CANNOT ASSURE THE SAFETY OR USEFULNESS OF ANY PRODUCTS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR ANY OTHER MATTER WITH RESPECT TO ANY FINAL PRODUCT, WHETHER USED ALONE OR COMBINED WITH OTHER DEVICES, OR OTHERWISE.

(b) NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY MEDIFOCUS OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PRODUCTS OR RELATED PATENT RIGHTS. MEDIFOCUS SHALL HAVE NO OBLIGATION, EXPRESS OR IMPLIED,

TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT, AND MEDIFOCUS SHALL HAVE NO LIABILITY WHATSOEVER TO JV OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON JV OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:

a.	the production, use, or sale of any Product or related patent rights; or

b.	any advertising or other promotional activities with respect to any of the foregoing.

SECTION 8.04 Medifocus Indemnity. Medifocus shall indemnify, defend and hold JV and its Affiliates, officers, directors, employees, agents, successors and assigns (the “JV Indemnified Parties”) harmless from any and all suits, claims, actions, demands, liabilities, interest, awards, judgments, penalties, expenses, costs, damages or losses (including, without limitation, reasonable attorneys’ fees and expenses) actually suffered or incurred (each, a “Loss”) by any JV Indemnified Party arising out of or resulting from:

(a) the breach of any representation or warranty, covenant or agreement by Medifocus contained in this Agreement; or

(b) any alleged injury, illness and/or death of any Person resulting from any design flaw of any Product (but not the manufacture of any Product) supplied to JV hereunder (except to the extent resulting from the performance by JV of its obligations under Sections 2.02 and 2.05).

SECTION 8.05 JV Indemnity. JV shall indemnify, defend and hold Medifocus and its Affiliates, officers, directors, employees, agents, successors and assigns (the “Medifocus Indemnified Parties”) harmless from any and all Losses by any Medifocus Indemnified Party arising out of or resulting from the breach of any representation or warranty, covenant or agreement by JV contained in this Agreement or resulting from the performance by JV of its obligations under Sections 2.02 and 2.05.

SECTION 8.06 SPECIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 8.07 Insurance. Each party shall maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of One Million Dollars per occurrence or such amount as may be mutually agreed between Medifocus and the JV.

SECTION 8.08 Third Party Claims. In the event that either party is seeking indemnification in connection with a third party claim, it shall inform the Indemnifying Party of the claim giving rise to the obligation to indemnify as soon as practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of such third party claim. The Indemnified Party shall cooperate with the Indemnifying Party and shall have the right, at its own expense, to participate in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither party shall have the obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any third party claim without the Approval of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement does not subject the Indemnified Party to any monetary liability and includes a complete, unconditional release of the Indemnified Party from all liabilities with respect to such claim or demand. Nothing contained in the foregoing sentence shall be construed as to release a party from its obligations under Section 8.04 or Section 8.05, as applicable.

ARTICLE IX

TERM AND TERMINATION

SECTION 9.01 Term. This Agreement shall take effect as of the date hereof and shall remain in full force and effect until the end of the Term, unless sooner terminated in accordance herewith.

SECTION 9.02 Extension. The Term shall be automatically extended for additional successive one-year periods unless notice of non-extension is delivered by either Medifocus or JV to the other no later than one year prior to the expiration of the then-current term.

SECTION 9.03 Termination.

(a) Subject to Section 9.05, this Agreement may be terminated:

(i)	by mutual written consent of Medifocus and JV;

(ii)

by Medifocus or JV, if the other party (i) files in any court pursuant to any Law in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the company or of its assets, (ii) proposes a written agreement of composition for extension of its debts, (iii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, (iv) is party to any dissolution or liquidation, or (v) makes a general assignment for the benefit of its creditors;

(iii)	by Medifocus or JV upon sixty (60) days written notice to the other party in the event that the other party shall have materially breached any of its obligations, representations or warranties hereunder (including, without limitation, any failure to satisfy any performance or sales milestone) and shall not have cured such breach to the reasonable satisfaction of the other party prior to the expiration of such 60-day period.

(b) This Agreement shall automatically terminate if the joint venture is dissolved for any reason.

SECTION 9.04 Effect of Termination. Notwithstanding anything to the contrary contained herein, Medifocus shall continue to comply with all of its duties and obligations hereunder necessary or appropriate, to permit JV to fulfill its obligations to deliver Products pursuant to customer orders outstanding at the time of such termination or expiration, until such customer orders have expired and to sell or otherwise distribute all or any portion of JV’s inventory of Products. Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination. Without limiting the foregoing, the provisions of Article VII, Sections 8.03, 8.04, 8.05, 8.06, 8.07, 10.01, 10.09, 10.14, 10.15 and 10.16 shall survive any expiration or termination of this Agreement.

SECTION 9.05 Force Majeure. Subject to the last sentence of this Section 9.05, any delay in the performance of any of the duties or obligations of either Medifocus or JV hereunder (except for payment obligations) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any of the following acts of God; acts of the public enemy; insurrections; riots; embargoes; labor disputes, such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; and mud slides, provided that any of such events must be (a) beyond the reasonable control of the party declaring a force majeure event and (b) not owing to the negligence or willful misconduct of the party declaring a force majeure event. The party declaring a force majeure event shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. If the force majeure event continues for a consecutive ninety (90) day period, the delay in the performance of any of the duties or obligations of the party declaring the force majeure event shall cease to be protected by this Section 9.05 and the other party may terminate this Agreement immediately upon notice to the party declaring the force majeure event.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by each party in connection with the negotiation, execution and performance of this Agreement shall be paid by such party.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by such party from time to time in a notice given to the other party in accordance with this Section 9.02):

(a)	if to Medifocus:

Medifocus Inc
10240 Old Columbia Road Suite G
Columbia, Maryland 21046
Attention: President and Chief Executive Officer
Facsimile No: (410) 290-7255

with a copy to:

if to JV:

Mr Michael Tse

Facsimile No: 0852 2779 3523

SECTION 10.03 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

SECTION 10.04 Severability. If any terms or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy,

all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and undertakings, among the parties with respect to the subject matter thereof, whether oral or written.

SECTION 10.06 Further Action. Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 10.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement.

SECTION 10.08 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by both parties.

SECTION 10.09 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland. Subject to Section 10.15 hereof, the parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Maryland and waive any objection with respect thereto, for the purpose of any specific performance action or any action, suit or proceeding arising out of or relating to the enforcement of any arbitration award, and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.12 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 10.13 Relationship. Each party shall at all times maintain complete control over its personnel and operations. Neither party shall have, or shall represent that it has any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party, as a result of this Agreement.

SECTION 10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance and injunctive relief to enforce the terms hereof, in addition to any other remedy at law or equity.

SECTION 10.15 Arbitration. Except for the right of either party to seek specific performance or injunctive relief pursuant to Section 10.14 hereof, in the event of a breach by the other party of its obligations hereunder, any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce (“ICC”) (or any similar successor rules thereto) as are in force on the date when a notice of arbitration is received. The appointing authority shall be the ICC. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue that are being submitted to arbitration. The number of arbitrators shall be one. The language to be used in the proceedings shall be English. The place of arbitration shall be mutually agreed by the parties. The decision of the arbitrator shall be final and binding upon the parties, and such decision shall be enforceable through any courts having competent jurisdiction. The costs and expenses of arbitration shall be allocated and paid by the parties as determined by the arbitrator. Both parties agree to use their best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after is submission.

SECTION 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

IN WITNESS WHEREOF, Medifocus and JV have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

WITNESS/ATTEST:	MEDIFOCUS INC

/S/ Douglas Liu	By:	/S/Augustine Y. Cheung (SEAL)
	Name:	Augustine Y. Cheung
	Title:	Chief Executive Officer

MEDIFOCUS HOLDING LIMITED

/S/ Douglas Liu	By:	/S/ Michael Tse (SEAL)
	Name:	Michael Tse
	Title:	Director